------
FORM 4
------

[ ] Check box if no longer
    subject to Section 16.
    Form 4 or Form 5
    obligations may continue.
    See Instruction 1(b).

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
--------------------------------------------------------------------------------
1.       Name and Address of Reporting Person*


Vigliotti                         Steven                            R.
--------------------------------------------------------------------------------
(Last)                           (First)                         (Middle)

c/o Maxcor Financial Group Inc.
One New York Plaza, 16th Floor
--------------------------------------------------------------------------------
                                    (Street)

New York                            New York                             10292
--------------------------------------------------------------------------------
 (City)                              (State)                              (Zip)
--------------------------------------------------------------------------------
2.       Issuer Name and Ticker or Trading Symbol

Maxcor Financial Group Inc.
(Common Stock:  "MAXF")

--------------------------------------------------------------------------------
3.       IRS Identification Number of Reporting Person, if an Entity (Voluntary)


--------------------------------------------------------------------------------
4.       Statement for Month/Year

09/2001

--------------------------------------------------------------------------------
5.       If Amendment, Date of Original (Month/Year)


--------------------------------------------------------------------------------
6.       Relationship of Reporting Person(s) to Issuer (Check all applicable)

  ( )    Director                                   ( )  10% Owner
  (X)    Officer (give title below)                 ( )  Other (specify below)

Treasurer
-------------------------------------
--------------------------------------------------------------------------------
7.       Individual or Joint/Group Filing (Check applicable line)

  (X)    Form filed by One Reporting Person
  ( )    Form filed by More than One Reporting Person

--------------------------------------------------------------------------------
* If the Form is filed by more than one Reporting Person, see Instruction
4(b)(v).

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1.  Title of Security                 2.  Transaction Date      3.  Transaction Code  4.  Securities Acquired (A) or
    (Instr. 3)                            (Month/Day/Year)          (Instr. 8)            Disposed of (D)
                                                                                          (Instr. 3, 4 and 5)
                                                                    ------------------    ------------------------------------------
                                                                    Code       V            Amount           (A) or (D)       Price
------------------------------------------------------------------------------------------------------------------------------------
a.  Common Stock, par value $.001               9/05/01              P                       2,000               A            $3.83
------------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
5.  Amount of Securities Beneficially       6.   Ownership Form:                7.   Nature of Indirect
    Owned at End of Month                        Direct (D) or Indirect (I)          Beneficial Ownership
    (Instr. 3 and 4)                             (Instr. 4)                          (Instr. 4)
----------------------------------------------------------------------------------------------------------

a.     10,200                                              D
----------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
          (e.g, puts, calls, warrants, options, convertible securities)

--------------------------------------------------------------------------------------
1. Title of    2. Conversion  3. Transaction     4. Transaction  5. Number of
   Derivative     or Exercise    Date (Month/       Code            Derivative
   Security       Price of       Day/Year)          (Instr. 8)      Securities
   (Instr. 3)     Derivative                                        Acquired (A)
                  Security                                          or Disposed
                                                                    of (D)
                                                                    (Instr. 3, 4
                                                                    and 5)
                                                --------------------------------------
                                                 Code    V          (A)      (D)
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
  6. Date            7. Title and Amount   8. Price of    9. Number of   10. Ownership     11. Nature of
     Exercisable        of Underlying         Derivative     Derivative      Form of           Indirect
     and Expiration     Securities            Security       Securities      Derivative        Beneficial
     Date               (Instr. 3 and 4)      (Instr. 5)     Beneficially    Security:         Ownership
     (Month/Day/Year)                                        Owned at        Direct (D) or     (Instr. 4)
                                                             End of          Indirect (I)
                                                             Month
                                                             (Instr. 4)
 ------------------------------------------
  Date     Expir-               Amount or
  Exer-    ation                Number
  cisable  Date        Title    of Shares
 ------------------------------------------
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

Explanation of Responses:




   /s/ STEVEN R. VIGLIOTTI                                    October 10, 2001
-------------------------------------------------         ----------------------
**Signature of Reporting Person                                   Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.